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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 3, 2001

FINISAR CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-27999	94-3038428
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1308 Moffett Park Drive
Sunnyvale, California 94089
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (408) 548-1000

Not Applicable
(Former name or former address, if changed since last report)

Item 2. Acquisition or Disposition of Assets.

    On May 3, 2001, we completed the acquisition of Transwave Fiber, Inc. through the merger of Transwave with and into Finisar. Transwave was established in February 2000 and has focused on the development of components for passive optical fiber optic networks. Transwave has combined core competencies in fusion couplers, crystal processing and instrumentation technologies and has access to additional engineering and manufacturing operations at its subsidiary in Shanghai, China. Transwave has introduced several passive optical products for datacom and telecom applications.

    Pursuant to the merger, we will issue up to an aggregate of 1,052,766 shares of our Series A Preferred Stock. These shares are being issued: (i) in exchange for all of the capital stock of Transwave outstanding immediately prior to the merger and (ii) upon exercise of all options to purchase Transwave capital stock outstanding immediately prior to the merger. Each share of Finisar preferred stock to be received by the Transwave shareholders in the transaction will automatically convert into three shares of Finisar common stock immediately upon the filing of a certificate of amendment to Finisar's certificate of incorporation with the Secretary of State of Delaware to increase the authorized number of shares of Finisar common stock sufficient to allow such conversion.

    Fifty-six and two-thirds percent (56-2/3%) of the shares of our Series A Preferred Stock issued in exchange for outstanding shares of Transwave capital stock and any shares of our common stock issued on the automatic conversion thereof are subject to a lock-up agreement that restricts the transfer of these shares during the one-year period ending on the first anniversary of the closing of the merger. For certain principal shareholders of Transwave and the holders of Transwave preferred stock, (a) one-half of the restricted shares will be released from the transfer restrictions on the 180th day following the closing of the merger and (b) all of the restricted shares will be released from the transfer restrictions on the first anniversary of the closing of the merger. For the holders of Transwave common stock (other than the principal shareholders of Transwave), one-half of the restricted shares will not be subject to any transfer restrictions and the remaining one-half of the restricted shares will be released from the transfer restrictions on the 180th day following the closing of the merger.

    At the closing of the merger, certificates representing 290,131 shares of our Series A Preferred Stock issued in the merger were placed into an escrow with U.S. Bank Trust, National Association. One-third of the shares deposited in escrow will be released on each of the first three anniversaries of the closing date subject to the achievement of certain financial, development and personnel milestones. If the milestones are not achieved, the escrow shares will be cancelled and returned to the status of authorized but unissued shares. Further, a portion of the escrowed shares will be subject to claims for indemnification by Finisar under the agreement and the procedures specified in the escrow agreement. Those shares will remain in escrow until all pending claims for indemnification, if any, have been resolved.

    The acquisition of Transwave was structured as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code and has been accounted for under the "purchase" method of accounting.

    The preceding discussion of the significant terms and provisions of the Second Amended and Restated Agreement and Plan of Reorganization among Finisar, Transwave and certain principal shareholders of Transwave is qualified by reference to the agreement attached as Exhibit 2.4 to this report.

Item 7. Financial Statements and Exhibits.

  (a)
  Financial statements of businesses acquired.

  Not required. The value of the consideration paid to Transwave's shareholders exceeded 10% of the total assets of Finisar and its consolidated subsidiaries, but did not involve a business (pursuant

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  to Section 210.11-01(d) of Regulation S-X) which is significant (pursuant to Section 210.11-01(b) of Regulation S-X).

  (b)
  Pro forma financial information.

  Not required. The value of the consideration paid to Transwave's shareholders exceeded 10% of the total assets of Finisar and its consolidated subsidiaries, but did not involve a business (pursuant to Section 210.11-01(d) of Regulation S-X) which is significant (pursuant to Section 210.11-01(b) of Regulation S-X).

  (c)
  Exhibits.

Exhibit No.	Description
2.4	Second Amended and Restated Agreement and Plan of Reorganization dated as of March 19, 2001 by and among Finisar Corporation, a Delaware corporation, Transwave Fiber, Inc., a California corporation, and certain principal shareholders of Transwave. Schedules and similar attachments to this Exhibit have not been filed; Finisar will furnish via supplement a copy of any omitted schedule to the Commission upon request.

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SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINISAR CORPORATION

Date: May 16, 2001	By:	/s/ STEPHEN K. WORKMAN Stephen K. Workman Vice President, Finance and Chief Financial Officer

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EXHIBIT INDEX

Exhibit No.	Description
2.4	Second Amended and Restated Agreement and Plan of Reorganization dated as of March 19, 2001 by and among Finisar Corporation, a Delaware corporation, Transwave Fiber, Inc., a California corporation, and certain principal shareholders of Transwave.

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  Item 2. Acquisition or Disposition of Assets.
  Item 7. Financial Statements and Exhibits.
SIGNATURES
EXHIBIT INDEX